Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 22, 2015, ARRIS Group, Inc. (“ARRIS”) announced its proposed combination (the “Combination”) with Pace plc, a company incorporated in England and Wales (“Pace”). In connection with the Combination, (i) ARRIS International plc (formerly ARRIS International Limited) (“New ARRIS”), a company incorporated in England and Wales and wholly-owned subsidiary of ARRIS Group, agreed to acquire all of the outstanding ordinary shares of Pace by means of court-sanctioned scheme of arrangement (the “Scheme”) under English law (the “Pace Acquisition”) and (ii) ARRIS entered into a Merger Agreement (the “Merger Agreement”), dated April 22, 2015, among ARRIS, New ARRIS, ARRIS US Holdings, Inc. (formerly Archie U.S. Holdings LLC) (“ARRIS Holdings”), a Delaware corporation and wholly-owned subsidiary of New ARRIS (“US Holdco”) and Archie U.S. Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of US Holdco (“Merger Sub”), providing that immediately upon the Pace Acquisition, Merger Sub would be merged with and into ARRIS (the “Merger”), with ARRIS surviving the Merger as an indirect wholly-owned subsidiary of New ARRIS. On January 4, 2016, ARRIS completed the Combination.

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the following: (i) the Combination; and (ii) the refinancing of ARRIS’ existing Term Loan A Facility and Revolving Credit Facility and the incurrence of $800.0 million of indebtedness under the Term A-1 Loan Facility (collectively referred to as the “Financing”).

The following unaudited pro forma condensed combined financial information gives effect to the Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 805, Business Combinations, which we refer to as ASC 805, with ARRIS treated as the accounting acquirer. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Combination and Financing, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of ARRIS and Pace.

The unaudited pro forma condensed combined balance sheet is based on the historical consolidated balance sheets of ARRIS as of September 30, 2015 and Pace as of June 30, 2015, and has been prepared to reflect the Combination and the incurrence of $800 million of indebtedness under the Term A-1 Loan Facility as if they occurred on September 30, 2015. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and the nine months ended September 30, 2015 combine the historical results of operations of ARRIS and Pace, giving effect to the Combination and Financing as if they occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet at September 30, 2015 utilizes the consolidated balance sheet of ARRIS as of September 30, 2015 and the consolidated balance sheet of Pace as of June 30, 2015. The unaudited pro forma condensed statement of operations for the year ended December 31, 2014 utilizes the historical results of ARRIS and Pace for the year ended December 31, 2014, respectively, the most recent available consolidated financial statements. The unaudited pro forma condensed statement of operations for the nine months ended September 30, 2015 utilizes the consolidated historical results of ARRIS for the nine months ended September 30, 2015 and the nine months ended June 30, 2015 for Pace. As such, these results are not necessarily indicative of the actual results at September 30, 2015 and for the nine months ended September 30, 2015 since the three-month period ended December 31, 2014 is included in the Pace’s nine months ended June 30, 2015 results are higher due to trading performance differences.

The unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the Combination, including, but not limited to, the anticipated realization of ongoing savings from operating synergies and certain one-time charges New ARRIS expects to incur in connection with the Combination, including, but not limited to, costs in connection with integrating the operations of ARRIS and Pace.

This unaudited pro forma condensed combined financial information is for informational purposes only. It does not purport to indicate the results that would actually have been obtained had the Combination and Financing been completed on the assumed date or for the periods presented, or which may be realized in the future.

To produce the pro forma financial information, ARRIS adjusted Pace’s assets and liabilities to their estimated fair values. As of the date of this filing, ARRIS has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Pace assets acquired and the liabilities assumed and the related accounting for the business combination, nor has it identified all adjustments necessary to conform Pace’s accounting policies to ARRIS’ accounting policies. Accordingly, the accompanying unaudited pro forma accounting for the business combination is preliminary and is subject to further adjustments as additional information becomes available and additional analyses are performed. The preliminary unaudited pro forma accounting for the business combination has been made solely for the purpose of preparing the accompanying unaudited pro forma condensed combined financial information. In accordance with ASC 805, the assets acquired and the liabilities assumed have been measured at preliminary estimates of fair value. These preliminary estimates are based on key assumptions related to the Combination and have been developed using publicly disclosed information for other acquisitions in the industry, ARRIS’ historical experience and current available data. As the valuation work is being completed, any increases or decreases in the fair value of relevant statement of financial position amounts will result in adjustments to the balance sheet and/or statements of operations until the accounting for the business combination is finalized.

There can be no assurance that such finalization will not result in material changes from the preliminary accounting for the business combination included in the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•	New ARRIS’ Current Report on Form 8-K filed with the SEC on January 4, 2016, as amended by Current Report on Form 8-K/A Amendment No. 1 (the “Form 8-K/A”) of which these unaudited pro forma condensed combined financial statements are included as Exhibit 99.3;

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•	ARRIS’ audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2014 and ARRIS’ unaudited consolidated financial statements and related notes thereto contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015; and

•	Pace’s audited consolidated financial statements and related notes thereto for the years ended December 31, 2014, 2013 and 2012 are incorporated by reference to New ARRIS’ Registration Statement on Form S-4 filed with the Commission on September 11, 2015 (File No. 333-205442). Pace’s unaudited consolidated financial statements and related notes hereto for the six months period ended June 30, 2015 are included in Exhibit 99.2 to the Form 8K/A.

NEW ARRIS

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2015 (1)

($ in thousands, except per share data)

		Pace
	Historical ARRIS	Historical (IFRS)	Accounting Policies and Reclassifications (Note 3)	US GAAP Adjustments (Note 4)	Historical (US GAAP)	Pro Forma Adjustments (Note 6)		New ARRIS Pro Forma Condensed Combined
ASSETS

Current assets:
Cash and cash equivalents	$673,346	$254,162	$—	$—	$254,162	$129,869	(a)	$1,057,377

Short-term investments, at fair value	107,777	—	—	—	—	—		107,777

Total cash, cash equivalents and short-term investments	781,123	254,162	—	—	254,162	129,869		1,165,154

Accounts receivable (net of allowances for doubtful accounts)	647,726	—	530,069	21,959	552,028	—		1,199,754
Trade and other receivables	—	582,833	(582,833)	—	—	—		—
Other receivables	8,684	—	41,577	—	41,577	—		50,261
Inventories (net of reserves)	367,536	237,627	—	—	237,627	33,600	(b)	638,763
Prepaid income taxes	29,071	6,068	—	—	6,068	—		35,139
Prepaids	26,430	—	11,187	—	11,187	—		37,617
Current deferred income tax assets	104,345	—	—	40,855	40,855	—		145,200
Other current assets	153,527	—	—	83,937	83,937	—		237,464

Total current assets	2,118,442	1,080,690	—	146,751	1,227,441	163,469		3,509,352

Property, plant and equipment (net of accumulated depreciation)	319,443	57,813	—	—	57,813	40,558	(c)	417,814
Goodwill	1,016,696	464,806	—	—	464,806	645,306	(d)	2,126,808
Intangible assets (net of accumulated amortization)	868,054	272,050	—	(87,850)	184,200	915,800	(e)	1,968,054
Investments	74,924	—	—	—	—	—		74,924
Noncurrent deferred income tax assets	70,557	27,488	—	(21,186)	6,302	—		76,859
Other assets	45,124	—	—	—	—	(938	) (f)	44,186

TOTAL ASSETS	$4,513,240	$1,902,847	$—	$37,715	$1,940,562	$1,764,195		$8,217,997

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	$558,371	$—	$559,499	$—	$559,499	$—		$1,117,870
Trade and other payables	—	704,060	(704,060)	—	—	—		—
Accrued compensation, benefits and related taxes	97,326	—	16,962	—	16,962	—		114,288
Accrued warranty	35,488	—	27,200	—	27,200	—		62,688
Deferred revenue	97,490	—	4,016	139,677	143,693	(122,349	) (g)	118,834
Current portion of long-term debt and financing lease obligations	48,647	41,362	—	21,959	63,321	39,304	(j)	151,272
Current income taxes liability	13,139	10,728	—	(7,184)	3,544	55,000	(h)	71,683
Other accrued liabilities	168,870	33,483	96,383	(43,700)	86,166	58,626	(i)	313,662

Total current liabilities	1,019,331	789,633	—	110,752	900,385	30,581		1,950,297

Long-term debt and financing lease obligations, net of current portion	1,525,454	215,115	—	—	215,115	757,453	(j)	2,498,022
Accrued pension	67,570	—	—	—	—	—		67,570
Noncurrent income tax liability	38,145	—	—	9,055	9,055	—		47,200
Noncurrent deferred income tax liabilities	329	83,930	—	(10,957)	72,973	277,344	(k)	350,646
Other noncurrent liabilities	71,560	85,404	—	—	85,404	—		156,964

Total liabilities	2,722,389	1,174,082	—	108,850	1,282,932	1,065,378		5,070,699

Stockholders’ equity:
Preferred stock, par value $1.00 per share,	—	—	—	—	—	—		—
Common and ordinary shares	1,819	29,528	—	—	29,528	(27,971	) (l)	3,376
Capital in excess of par value	1,762,111	196,432	—	1,887	198,319	910,336	(l)	2,870,766
Treasury stock at cost	(331,329)	—	—	—	—	331,329	(l)	—
Retained earnings	328,782	595,614	—	(73,470)	522,144	(607,238	) (l)	243,688
Accumulated other comprehensive loss	(20,236)	(92,809)	—	448	(92,361)	92,361	(l)	(20,236)
Stockholders’ equity attributable to noncontrolling interest	49,704	—	—	—	—	—		49,704

Total stockholders’ equity	1,790,851	728,765	—	(71,135)	657,630	698,817		3,147,298

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,513,240	$1,902,847	$—	$37,715	$1,940,562	$1,764,195		$8,217,997

(1)	The unaudited pro forma condensed combined balance sheet at September 30, 2015 includes the historical results of Pace at June 30, 2015.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

NEW ARRIS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2014

($ in thousands, except per share data)

		Pace
	Historical ARRIS	Historical (IFRS)	Accounting Policies and Reclassifications (Note 3)	US GAAP Adjustments (Note 4)	Historical (US GAAP)	Pro Forma Adjustments (Note 6)		New ARRIS Pro Forma Condensed Combined
Net sales	$5,322,921	$2,620,030	$—	$(90,855)	$2,529,175	$—		$7,852,096
Cost of sales	3,740,425	2,087,601	(1,497)	(73,319)	2,012,785	(96	) (m)	5,753,114

Gross margin	1,582,496	532,429	1,497	(17,536)	516,390	96		2,098,982
Operating expenses:
Selling, general and administrative expenses	410,568	161,981	(535)	—	161,446	(91	) (n)	571,923
Research and development expenses	556,575	129,316	(4)	20,760	150,072	(100	) (o)	706,547
Amortization of intangible assets	236,521	52,936	—	—	52,936	143,451	(p)	432,908

Integration, acquisition, restructuring and other costs	37,498	7,356	—	—	7,356	—		44,854

Total operating expenses	1,241,162	351,589	(539)	20,760	371,810	143,260		1,756,232

Operating income	341,334	180,840	2,036	(38,296)	144,580	(143,164)		342,750

Other expense (income):
Interest expense	62,901	7,702	—	—	7,702	11,179	(r)	81,782
Loss on investments	10,961	—	—	—	—	—		10,961
Loss (gain) on foreign currency	2,637	—	6,207	—	6,207	—		8,844
Interest income	(2,590)	(2,542)	—	—	(2,542)	—		(5,132)
Other expense, net	28,195	—	(4,171)	—	(4,171)	—		24,024

Income before income taxes	239,230	175,680	—	(38,296)	137,384	(154,343)		222,271
Income tax expense (benefit)	(87,981)	27,666	—	(10,327)	17,339	(44,759	) (s)	(115,401)

Net income	$327,211	$148,014	$—	$(27,969)	$120,045	$(109,584)		$337,672

Net income per common share:
Basic	$2.27	$0.47						$1.75

Diluted	$2.21	$0.46						$1.72

Weighted average common shares
Basic	144,386	312,335				48,705	(t)	193,091

Diluted	148,280	324,475				48,116	(t)	196,396

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

NEW ARRIS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2015 (1)

($ in thousands, except per share data)

		Pace
	Historical ARRIS	Historical (IFRS)	Accounting Policies and Reclassifications (Note 3)	US GAAP Adjustments (Note 4)	Historical (US GAAP)	Pro Forma Adjustments (Note 6)		New ARRIS Pro Forma Condensed Combined
Net sales	$3,696,650	$2,107,692	$—	$(92,101)	$2,015,591	$—		$5,712,241
Cost of sales	2,636,400	1,662,162	(3,208)	(76,916)	1,582,038	247	(m)	4,218,685

Gross margin	1,060,250	445,530	3,208	(15,185)	433,553	(247)		1,493,556
Operating expenses:
Selling, general and administrative expenses	309,219	113,452	(2,201)	—	111,251	232	(n)	420,702
Research and development expenses	400,932	92,409	1,720	8,013	102,142	256	(o)	503,330
Amortization of intangible assets	171,062	37,092	—	—	37,092	110,198	(p)	318,352
Integration, acquisition, restructuring and other costs	20,996	7,156	—	—	7,156	(19,254	) (q)	8,898

Total operating expenses	902,209	250,109	(481)	8,013	257,641	91,432		1,251,282

Operating income	158,041	195,421	3,689	(23,198)	175,912	(91,679)		242,274

Other expense (income):
Interest expense	56,570	5,834	—	—	5,834	(4,149	) (r)	58,255
Loss on investments	6,565	—	—	—	—	—		6,565
Loss (gain) on foreign currency	4,204	—	6,273	—	6,273	—		10,477
Interest income	(1,792)	(1,197)	—	—	(1,197)	—		(2,989)
Other expense, net	5,170	—	(2,584)	—	(2,584)	—		2,586

Income before income taxes	87,324	190,784	—	(23,198)	167,586	(87,530)		167,380
Income tax expense (benefit)	29,710	11,230	—	(9,921)	1,309	(25,384	) (s)	5,635

Consolidated net income	57,614	179,554	—	(13,277)	166,277	(62,146)		161,745
Net loss attributable to noncontrolling interests	(4,526)	—	—	—	—	—		(4,526)

Net income	$62,140	$179,554	$—	$(13,277)	$166,277	$(62,146)		$166,271

Net income per common share:
Basic	$0.43	$0.57						$0.85

Diluted	$0.42	$0.55						$0.84

Weighted average common shares
Basic	146,146	313,996				48,705	(t)	194,851

Diluted	149,232	325,227				48,023	(t)	197,255

(1)	The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 includes the historical results of Pace the nine months ended June 30, 2015.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Combination and Financing

On April 22, 2015, the boards of ARRIS and Pace reached agreement on the terms of the Combination which closed on January 4, 2016, whereby (i) New ARRIS acquired all of the outstanding shares of Pace by means of a court-sanctioned scheme of arrangement under English law and (ii) ARRIS merged with a subsidiary of New ARRIS, with ARRIS surviving the Merger (pursuant to the Merger Agreement). Under the terms of the Combination, (a) Pace Scheme shareholders received 132.5 pence in cash and 0.1455 shares of New ARRIS for each Pace share they held and (b) ARRIS stockholders received one New ARRIS share for each share of ARRIS common stock they held. As the result of the completion of the Combination, Pace shareholders own approximately 24% of issued share capital of New ARRIS on a fully diluted basis and ARRIS stockholders own approximately 76% of the issued share capital of New ARRIS on a fully diluted basis. New ARRIS ordinary shares are listed on NASDAQ under the symbol ARRS. The Combination values the entire share capital of Pace at approximately $2,073.5 million at an opening share price of $30.08 on January 4, 2016 and an exchange rate of 1.4707.

At the closing date, certain awards of Pace stock options, deferred shares and performance shares were canceled and converted into the right to receive 132.5 pence in cash, without interest, and 0.1455 of New ARRIS shares for each Pace award they hold. New ARRIS included as consideration $72.2 million for the fair value of the awards related to pre-combination services including (i) vested stock options, performance shares and deferred shares; (ii) deferred shares for which vesting was accelerated as a result of the change in control provision in the Deferred Share Plan; and (iii) shares for which vesting was accelerated as a result of the change in control provisions in the Approved Option Scheme, Unapproved Option Scheme, Performance Share Plan and International Performance Share Plan and as a result of entering into the Co-operation Agreement.

In addition, several of the executive officers are entitled to severance compensation pursuant to executive employment agreements as their employment was terminated on the effective date of the Combination. Furthermore, employees of Pace are eligible to receive a retention bonus if the employee stays for a period of 90 days after the Combination has been consummated. These charges are recognized as a post-combination expense. As of the closing date of the Combination, it is estimated and expected that New ARRIS will recognize post-combination compensation expense of approximately $11.4 million. This severance compensation and the retention bonus have been excluded from the unaudited pro forma condensed combined financial information as it reflects charges directly attributable to the Combination that will not have a continuing impact on New ARRIS’ operations.

Pursuant to the Merger Agreement, at the effective time of the Merger between ARRIS and New ARRIS, each outstanding ARRIS Option, ARRIS Restricted Share, ARRIS RSU and ARRIS ESPP, subject to applicable law, was converted into a New ARRIS Option, New ARRIS Restricted Share, New ARRIS RSU or New ARRIS ESPP, respectively. The converted awards related to a number of New ARRIS shares equal to the number of ARRIS shares subject to the corresponding pre-conversion award and will continue to have, subject to applicable law and the accelerated vesting described below, the same terms and conditions that were applicable to the corresponding pre-conversion ARRIS award (including settlement in cash or shares, as applicable). This conversion did not result in incremental value to the share/option holders. In addition, non-employee directors and executive officers of ARRIS have certain interests in the Combination that include accelerated vesting of certain outstanding equity awards (intended to avoid excise tax becoming due on such equity awards), continuing non-employee director and executive officer positions with New ARRIS, and rights to ongoing indemnification and insurance coverage.

On June 18, 2015, ARRIS, ARRIS Enterprises, Inc., New ARRIS and certain ARRIS subsidiaries, as borrowers, and Bank of America, N.A., as administrative agent, swing line lender and line of credit lender and the other lender parties thereto entered into the Credit Agreement, which amends and restates ARRIS’ Existing Credit Agreement. The Credit Agreement provides for senior secured credit facilities comprised of (i) a “U.S. Revolving Credit Facility” of $14 million, (ii) a “Multicurrency Revolving Credit Facility” of $486 million, (iii) a “Term Loan A Facility” of $990 million, (iv) a delayed draw “Term A-1 Loan Facility” of $800 million and (v) a “Term Loan B Facility” of $543.8 million. Funding of the Term Loan A Facility refinanced the term loan A facility under the Existing Credit Agreement while the Term Loan B Facility is a continuation of the term loan B facility under the Existing Credit Agreement. Funding of the Term A-1 Loan Facility under the Credit Agreement occurred at the closing of the Combination. The proceeds of the loans under the Term A-1 Loan Facility were used to finance: (i) the payment of the cash consideration by New ARRIS to holders of Pace shares being acquired by New ARRIS in the Combination; (ii) the payment of cash consideration to holders of options or awards to acquire Pace shares pursuant to any proposal under the Takeover Code, (iii) the fees, costs and expenses related to the Combination and issuance of new debt, refinancing, prepayment, repayment, redemption, discharge, defeasance and/or amendment of all existing debt of Pace and (iv) the payment of existing debt at Pace, which was paid subsequent to the Combination.

Although ARRIS uses derivative instruments to manage its interest rate and foreign currency exposure, including the cash portion of the consideration, no pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information with respect to any changes to derivative instruments that have occurred in connection with the Combination or the Financing.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to SEC Regulation S-X Article 11, and presents the pro forma financial position and results of operations of the combined companies based upon the historical information after giving effect to the Combination, the Financing and adjustments described in these notes. The unaudited pro forma condensed combined balance sheet is presented as if the Combination and the incurrence of $800 million of indebtedness under Term A-1 Loan Facility had occurred on September 30, 2015; and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and the nine-month period ended September 30, 2015 are presented as if the Combination and Financing had occurred on January 1, 2014.

The historical results of ARRIS have been derived from its financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2014 and ARRIS’ unaudited consolidated financial statements and related notes thereto contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015. The historical results of Pace for the year ended December 31, 2014 have been derived from its audited financial statements which have been included in Exhibit 99.1 to the Form 8-K/A, and the historical financial information as of and for the six months ended June 30, 2015 have been derived from unaudited financial information, which have been included in Exhibit 99.2 to the Form 8K/A. The historical financial information of Pace has been prepared in accordance with IFRS as issued by the IASB. Identified measurement differences in accounting principles between IFRS and U.S. GAAP as they apply to Pace have been adjusted to reflect such results in accordance with U.S. GAAP. See Note 4, “Pace — IFRS to U.S. GAAP Adjustments.” Adjustments have also been made to conform Pace’s significant accounting policies to ARRIS’ accounting policies. See Note 3, “Conforming Accounting Policies and Reclassification Adjustments.”

The Combination is reflected in the unaudited pro forma condensed combined financial information as being accounted for under the acquisition method in accordance with ASC 805, Business Combinations, with ARRIS treated as the accounting acquirer. Under the acquisition method, the total estimated purchase price is calculated as described in Note 5. In accordance with ASC 805, the assets acquired and the liabilities assumed have been measured at preliminary estimates of fair value. These preliminary estimates are based on key assumptions related to the Combination and have been developed using publicly disclosed information for other acquisitions in the industry, ARRIS’ historical experience and current available data.

Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. For the nine months ended September 30, 2015 and for the nine months ended June 30, 2015, ARRIS and Pace incurred approximately $16.5 million and $2.8 million, respectively, of Combination-related costs. These costs are considered to be directly related to the Combination and are not expected to have a continuing impact and therefore have been excluded from the unaudited pro forma statement of operations.

The unaudited pro forma condensed combined financial information does not reflect ongoing cost savings that ARRIS expects to achieve as a result of the Combination or the costs necessary to achieve these costs savings or synergies.

3. Conforming Accounting Policies and Reclassification Adjustments

ARRIS performed certain procedures for the purpose of identifying any material differences in significant accounting policies between ARRIS and Pace, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by ARRIS to identify material adjustments involved a review of Pace’s significant accounting policies, including those disclosed in Pace’s Annual Report for the year ended December 31, 2014, and discussion with Pace management regarding Pace’s significant accounting policies.

Additionally, the historical consolidated financial information of Pace presented herein has been adjusted by condensing certain line items and by reclassifying certain line items in order to conform to ARRIS’ financial statement presentation; these reclassifications are reflected in the column “Accounting Policies and Reclassifications.”

The reclassification adjustments on the unaudited pro forma balance sheet pertain to the following:

•	Trade and other receivables have been reclassified into accounts receivable, prepaids and other receivables;

•	Trade and other payables have been reclassified into accounts payable, accrued compensation, benefits and related taxes, deferred revenue and other accrued liabilities;

•	Other accrued current liabilities have been reclassified into accrued warranty for warranty provisions less than one year, deferred revenue, and accrued compensation, benefits and related taxes; and

•	Royalty accruals from accounts payables have been reclassified to other accrued liabilities.

The reclassification adjustments on the unaudited pro forma statements of operations include the reclassification of foreign exchange gains and losses from cost of sales and other expense to loss (gain) on foreign currency.

4. Pace — IFRS to U.S. GAAP Adjustments

The unaudited pro forma condensed combined financial information includes information from (1) historical audited financial statements of Pace for the year ended December 31, 2014 and (2) historical unaudited financial information for the nine months ended June 30, 2015, prepared using IFRS, which have been adjusted to reflect Pace’s consolidated financial statements on a U.S. GAAP basis consistent with ARRIS. The adjustments to U.S. GAAP (which are unaudited) are as follows (in thousands):

	U.S. GAAP Adjustment Reference
Balance Sheet Line Item	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	Total U.S. GAAP Adj.
Accounts receivable (net of allowances for doubtful accounts)	$—	$—	$—	$—	$—	$—	$—	$21,959	$—	$21,959
Current deferred income tax assets	—	—	1,426	4,614	200	22,953	516	—	11,146	40,855
Intangible assets (net of accumulated amortization)	(87,850)	—	—	—	—	—	—	—	—	(87,850)
Noncurrent deferred income tax assets	—	—	582	3,624	—	(25,392)	—	—	—	(21,186)
Other current assets	—	—	—	—	—	—	—	—	83,937	83,937

Total Assets	(87,850)	—	2,008	8,238	200	(2,439)	516	21,959	95,083	37,715

Deferred revenue	—	—	5,021	20,596	—	—	—	—	114,060	139,677
Current income taxes liability	—	—	—	—	(7,605)	421	—	—	—	(7,184)
Current portion of long-term debt and financing lease obligations	—	—	—	—	—	—	—	21,959	—	21,959
Other accrued liabilities	—	(43,700)	—	—	—	—	—	—	—	(43,700)
Noncurrent income tax liability	—	—	—	—	9,055	—	—	—	—	9,055
Noncurrent deferred income tax liabilities	(12,030)	7,238	—	—	(1,250)	(4,683)	(232)	—	—	(10,957)

Total Liabilities	(12,030)	(36,462)	5,021	20,596	200	(4,262)	(232)	21,959	114,060	108,850

Capital in excess of par value	—	—	—	—	—	—	1,887	—	—	1,887
Retained earnings	(76,268)	36,462	(3,013)	(12,358)	—	1,823	(1,139)	—	(18,977)	(73,470)
Accumulated other comprehensive loss	448	—	—	—	—	—	—	—	—	448

Total Liabilities and Stockholders’ Equity	$(87,850)	$—	$2,008	$8,238	$200	$(2,439)	$516	$21,959	$95,083	$37,715

For the year ended December 31, 2014

	U.S. GAAP Adjustments
	1	2	3	4	7	9	Total US GAAP Adjustments
Net Sales	$—	$—	$2,670	$(1,589)	$—	$(91,936)	$(90,855)
Cost of sales	—	(7,787)	—	—	—	(65,532)	(73,319)
Research and development expenses	20,760	—	—	—	—	—	20,760
Income tax expense (benefit)	(480)	(1,206)	934	(556)	750	(9,769)	(10,327)

Net income (loss)	$(20,280)	$8,993	$1,736	$(1,033)	$(750)	$(16,635)	$(27,969)

For the nine months ended September 30, 2015

	U.S. GAAP Adjustments
	1	2	3	4	6	7	9	Total US GAAP Adjustments
Net Sales	$—	$—	$1,294	$2,363	$—	$—	$(95,758)	$(92,101)
Cost of sales	—	(5,504)	—	—	—	—	(71,412)	(76,916)
Research and development expenses	8,013	—	—	—	—	—	—	8,013
Income tax expense (benefit)	100	(238)	502	773	(134)	(1,916)	(9,008)	(9,921)

Net income (loss)	$(8,113)	$5,742	$792	$1,590	$134	$1,916	$(15,338)	$(13,277)

(1)	Research and development activities — Adjustment reflects the research and product development expenses that are expensed as incurred in accordance with U.S. GAAP. Under IFRS, Pace capitalizes certain development costs which are amortized over a period between six and 30 months depending on the nature of the development project.
(2)	Royalty provisions — Adjustment reflects the reversal of the previously recognized loss contingencies to reflect the difference in the definition of probable between IFRS and U.S. GAAP.
(3)	Deferral of revenue for post contract support — Adjustment reflects an increase to net sales resulting from the additional revenue recognized from the prior period’s deferred revenue balance in accordance with U.S. GAAP partially offset by the revenue previously recognized under IFRS that would otherwise be deferred in accordance with U.S. GAAP.
(4)	Deferral of software and services revenues for professional services and licenses — Adjustment reflects the revenue previously recognized under IFRS that would otherwise be deferred in accordance with U.S. GAAP.
(5)	Uncertain tax positions — Adjustment reflects the reclassification of uncertain tax positions between deferred and current tax accounts.

(6)	Deferred tax assets and liabilities classification — Adjustment reflects the reclassification of deferred tax assets and liabilities as current or noncurrent based on the nature of the related asset or liability in accordance with U.S. GAAP.
(7)	Deferred tax and equity impact of stock based compensation — Adjustment reflects the differences in calculating the deferred tax assets for share-based payment arrangements related to exercised options.
(8)	Transfer of receivables — Adjustment reflects the reversal of previously derecognized receivables under IFRS as the transfer of receivables is accounted for as a secured borrowing under U.S. GAAP.
(9)	Deferral of profit recognized in connection with certain distributor sales – Adjustment reflects the revenue and related cost of sales previously recognized under IFRS that would otherwise be deferred in accordance with U.S. GAAP under sell-through approach.

5. Preliminary Consideration Transferred and Preliminary Fair Value of Net Assets Acquired

The Combination has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. In addition, ASC 805 establishes that the common stock issued to effect the Combination be measured at the closing date of the Combination at the then-current market price.

The total consideration transferred is based on (1) the opening price of ARRIS’ common stock of $30.08 per share on January 4, 2016 (the date of the Combination), (2) the number of Pace shares outstanding as of January 4, 2016, and (3) the number of Pace stock options, deferred shares and performance shares at January 4, 2016. Using the assumptions above, the total consideration approximated $2,073.5 million. At the effective time, each outstanding Pace share was cancelled and converted into the right to receive (1) 132.5 pence in cash, without interest, (converted to $1.95 at an exchange rate of 1.4707 as of January 4, 2016) and (2) 0.1455 New ARRIS shares.

The preliminary estimate of the consideration to be paid by ARRIS in the Combination is as follows (in thousands):

Cash Consideration	$638,789
Stock Consideration	1,434,690

Total consideration transferred	$2,073,479

Below is the summary of the cash and stock consideration (in thousands, except share information):

	Number of Pace shares	Number of ARRIS shares	Cash consideration (1)	Stock consideration (2)	Total consideration
Total Consideration Transferred	327,806,276	47,695,813	$638,789	$1,434,690	$2,073,479

(1)	Cash consideration represents the cash payment of 132.5 pence (converted to $1.95 at an exchange rate of 1.4707) for each of Pace’s shares and equity awards outstanding.
(2)	Stock consideration represents the conversion of each of Pace’s shares and equity awards outstanding at a conversion rate of 0.1455 with a value of $30.08 at January 4, 2016.

The following is a summary of the preliminary estimated fair values of the net assets acquired (in thousands):

Total estimated consideration transferred	$2,073,479

Cash and cash equivalents	254,162

Accounts and other receivables	593,605

Inventories	271,227

Prepaids	17,255

Current deferred income tax assets	40,855

Other current assets	83,937

Property, plant and equipment	98,371

Intangible assets	1,100,000

Noncurrent deferred income tax assets	6,302

Accounts payable and other current liabilities	(603,661)

Deferred revenue	(21,344)

Short-term borrowings	(21,959)

Current income taxes liability	(3,544)

Other accrued liabilities	(150,588)

Long-term debt and financing lease obligations	(256,477)

Other noncurrent liabilities	(444,774)

Net assets acquired	963,367

Goodwill	$1,110,112

ARRIS has not yet completed the detailed valuation work necessary to arrive at the required estimates of the fair value of Pace assets acquired and liabilities assumed. ARRIS anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to inventory, property, plant, and equipment, customer contracts and relationships, technology and patents and other intangibles, and deferred revenue. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the book value approximates fair value for current assets and current liabilities, except for inventories, deferred revenue and other accrued liabilities as described in Note 6(b), Note 6(g) and Note 6(i), respectively.

The final consideration, and amounts allocated to assets acquired and liabilities assumed in the Combination, could differ materially from the preliminary amounts presented in the unaudited pro forma condensed combined financial information. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Combination from those preliminary valuations presented in the unaudited pro forma condensed combined financial information would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Combination. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in the unaudited pro forma condensed combined financial information.

6. Preliminary Pro Forma Adjustments

The preliminary pro forma adjustments included in the unaudited pro forma condensed combined financial information related to the Combination and Financing are as follows:

(a) Cash and cash equivalents — Adjustment reflects the preliminary net adjustment to cash in connection with the Combination (in thousands):

Cash portion of Combination Consideration (i)	$(638,789)
Payment of transaction related expenses (ii)	(31,342)
New ARRIS Term A-1 Facility (iii)	800,000

Pro forma adjustment to cash and cash equivalents	$129,869

Components of the adjustment include (i) a decrease in cash resulting from the payment of the cash component of the Combination consideration, including cash related to the payment to holders of Pace stock options, deferred shares and performance shares, of which $22.3 million relates to Combination consideration; (ii) a decrease in cash related to the estimated transaction related expenses of $31.3 million, consisting of financing fees of $3.4 million, of which an estimated $2.3 million will be capitalized, and advisory costs of $28.0 million expected to be expensed as incurred in connection with the Combination; and (iii) an increase in cash resulting from the proceeds in additional borrowings of an aggregate amount of $800.0 million for the Financing.

(b) Inventories — Adjustment reflects the preliminary estimated fair value adjustment of $33.6 million to inventory acquired in the Combination. As the raw materials inventory was assumed to be at market value, the preliminary adjustment is related to work-in-process and finished goods inventory. The preliminary fair value of work-in-process inventory considered costs to complete inventory and estimated profit on these costs. The preliminary fair value of finished goods inventory to be acquired in the Combination was determined based on an analysis of estimated future selling prices, costs of selling effort, and profit on selling effort. The unaudited pro forma combined statements of operations do not reflect the impact of this preliminary inventory increase in cost of sales as such amounts are directly attributable to the Combination and will not have a continuing impact on the combined results.

(c) Property, plant and equipment — Adjustment reflects the preliminary fair market value of property, plant and equipment acquired in the Combination. The preliminary amounts assigned to property, plant and equipment are as follows (in thousands):

Buildings and Leasehold Improvements	$8,361

Machinery and Equipment	87,801

Construction in Progress	2,209

Total estimated preliminary fair value of property, plant and equipment	98,371

Less: Pace book value of property, plant and equipment	(57,813)

Pro forma adjustment to property, plant and equipment	$40,558

(d) Goodwill — Adjustment reflects the preliminary estimated adjustment to goodwill as a result of the Combination. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 5. The goodwill is attributable to the expected synergies of the combined business operations, new growth opportunities, and the acquired assembled and trained workforce of Pace. The goodwill is not expected to be deductible for tax purposes. The preliminary pro forma adjustment to goodwill is calculated as follows (in thousands):

Consideration transferred	$2,073,479

Less: Fair value of net assets to be acquired	(963,367)

Total estimated goodwill	1,110,112

Less: Pace book value of goodwill	(464,806)

Pro forma adjustment to goodwill	$645,306

(e) Intangible assets — Adjustment reflects the preliminary fair market value related to identifiable intangible assets acquired in the Combination. The preliminary fair market value was determined using a market approach. The preliminary amounts assigned to the identifiable intangible assets are as follows (in thousands):

Customer Contracts and Relationships	$400,000

Technology and Patents	650,000

Other	50,000

Total estimated preliminary fair value of intangible assets	1,100,000

Less: Pace book value of intangible assets	(184,200)

Pro forma adjustment to intangible assets	$915,800

(f) Other assets — As of September 30, 2015, ARRIS incurred an estimated $2.3 million in capitalizable debt issuance costs in conjunction with the Financing for the Term A-1 Loan that was funded upon the closing of the Combination. Of this $2.3 million, $1.4 million represents deferred financing fees and will be capitalized as other assets on the balance sheet and amortized over the life of the underlying debt instrument. The remaining $0.9 million represents original issuance discount for the Term A-1 Loan and is presented as a pro forma adjustment to reclassify the original issuance discount from other assets to long-term debt.

(g) Deferred revenue — Adjustment reflects a reduction of $122.3 million related to the preliminary valuation of Pace’s historical deferred revenue balance assumed in the Combination. ARRIS will record the assumed deferred revenue at its acquisition date fair values. The process of determining the fair value of deferred revenue may result in a significant downward adjustment. The revenues associated with this reduction will not be recognized by ARRIS.

(h) Current income taxes liability – In accordance with the Merger Agreement and as a condition to closing the Merger, prior to closing the Merger, ARRIS Holdings transferred the shares of ARRIS Financing II SARL (“ARRIS Lux”) to New ARRIS. Under U.S. tax law, based on the best available information, New ARRIS believes the transfer of ARRIS Lux constituted a deemed distribution from ARRIS Holdings to New ARRIS that is treated as a dividend for U.S. tax purposes. A deemed dividend of this type is subject to U.S. withholding tax to the extent of the current and accumulated earnings and profits (as computed for tax purposes) (“E&P”) of ARRIS Holdings Inc., which include the E&P of the former ARRIS Group, Inc. and subsidiaries through December 31, 2016. Accordingly, ARRIS Holdings remitted U.S. withholding tax in the amount of $55 million based upon its estimated E&P of $1.1 billion and the U.S. dividend withholding tax rate of 5 percent (as provided in Article 10 (Dividends) of the United Kingdom-United States Tax Treaty).

(i) Other accrued liabilities — Adjustment reflects (i) an estimated $19.2 million of Combination related fees and expenses expected to be assumed by New ARRIS, which are payable subsequent to the closing of the Combination, and (ii) the current deferred tax liabilities related to the fair value adjustment of inventory, deferred revenue, acceleration of restricted stock for ARRIS executives, and the Combination related fees and expenses. Refer to adjustment (k) below for additional information regarding current deferred income tax liabilities.

(j) Current and long-term debt — To fund transaction-related items, the cash portion of the Combination consideration and other one-time costs, New ARRIS incurred upon the closing of the Combination $800.0 million of additional debt under the Term A-1 Loan Facility with a maturity of five years and an annual interest rate of LIBOR plus 1.75 basis points on the principal amount of the debt. In addition, in connection with the Term A-1 Loan Facility, ARRIS modified the terms of its existing Term Loan A Facility to extend the term to five years. Refer to adjustment (r) below for additional information regarding pro forma interest expense.

The preliminary adjustment to long-term debt is as follows (in thousands):

Proceeds from Term Loan A-1 Facility	$800,000

Less: Proceeds from Debt Financing to be repaid within one year	(40,000)

Less: Original issuance discount, excluding $0.7 million to be amortized within one year	(2,547)

Pro forma adjustment to long-term debt	$757,453

The preliminary adjustment to current portion of long-term debt is as follows (in thousands):

Proceeds from Term A-1 Loan to be repaid within one year	$40,000

Less: Original issuance discount to be amortized within one year	(696)

Pro forma adjustment to Debt payments due within one year	$39,304

(k) Deferred income taxes — Management estimated the tax rate at 29.0% which approximates a blended statutory tax rate for the tax jurisdictions where assets acquired and liabilities assumed reside. Adjustment reflects the deferred income tax effects of the preliminary pro forma adjustments made to the pro forma balance sheet, primarily as indicated in the table below (in thousands):

	Adjustment to Asset Acquired (Liability Assumed)	Current Deferred Tax Liability (1)	Noncurrent Deferred Tax Liability

Estimated fair value adjustment of identifiable intangible assets acquired	$ 915,800	$ —	$ 265,582

Estimated fair value adjustment of property, plant and equipment acquired	40,558	—	11,762

Estimated fair value adjustment of inventory acquired	33,600	9,744	—

Estimated fair value adjustment of deferred revenue assumed	(122,349)	35,481	—

Estimated tax impact of post-combination compensation expense related to the acceleration of restricted stock for ARRIS executives upon completion of the Combination	N/A	(1,987)	—

Estimated tax impact of Combination related fees and expenses expensed in connection with the Combination	N/A	(3,808)	—

Deferred tax liabilities related to estimated fair value adjustments		$ 39,430	$ 277,344

(1)	Current deferred tax liabilities related to the fair value adjustment of inventory, deferred revenue, acceleration of restricted stock for ARRIS executives, and the Combination related fees and expenses are reflected in Other accrued liabilities in the unaudited pro forma balance sheet.

(l) Stockholders’ equity — Adjustment reflects (i) the issuance of 47.7 million New ARRIS shares to shareholders of Pace; (ii) the elimination of the historical equity balances of Pace; (iii) the cancelation of treasury stock; (iv) the pro forma reduction to retained earnings of $25.2 million to reflect the estimated Combination related fees and expenses expected to be incurred upon completion of the Combination ($29.0 million expected to be expensed, net of $3.8 million tax benefit); (v) the pro forma reduction to retained earnings of $4.9 million to reflect the estimated post-combination compensation expense associated with the acceleration of restricted stock for ARRIS executive officers ($6.9 million expected to be expensed in connection with the Combination, net of $2.0 million tax benefit); and estimated withholding tax of $55.0 million on deemed dividends in connection with the Combination (refer to adjustment (h) above).

The preliminary unaudited pro forma adjustment to common stock is calculated as follows (in thousands):

Common stock from Combination (47,695,813) shares of New ARRIS common stock issued at par value of £0.01)	$701
Common stock of New ARRIS (181,900,000 shares issued at par value of £0.01)	856

Less: Pace historical common stock	(29,528)

Pro forma adjustment to common stock	$(27,971)

The preliminary unaudited pro forma adjustment to capital in excess of par is calculated as follows (in thousands):

Capital in excess of par from Combination (47,695,813 shares issued at $30.08)	$1,433,989

ARRIS unrecognized compensation expense for the acceleration of restricted stock for ARRIS executives upon completion of the Combination	6,851

Less: Treasury stock cancelled as part of the Combination	(331,329)

Less: Capital in excess of par from conversion to New ARRIS	(856)

Less: Pace historical capital in excess of par	(198,319)

Pro forma adjustment to capital in excess of par	$910,336

The preliminary unaudited pro forma adjustment to treasury stock is calculated as follows (in thousands):

Treasury stock cancelled as part of the Combination	331,329

Pro forma adjustment - treasury stock	$331,329

The preliminary unaudited pro forma adjustment to retained earnings is calculated as follows (in thousands):

Estimated Combination related fees and expenses of $29.0 million expected to be incurred upon completion of the Combination, net of tax of $3.8 million	$ (25,230)

Estimated post combination expense of $6.9 million related to the acceleration of restricted stock for ARRIS executives upon completion of the Combination, net of tax of $2.0 million	(4,864)
Estimated withholding tax of $55.0 million on deemed dividends in connection with the Combination	(55,000)
Less: Pace historical retained earnings	(522,144)

Pro forma adjustment to retained earnings	$ (607,238)

The estimated fees and expenses have been excluded from the unaudited pro forma condensed combined statements of operations as they reflect charges directly attributable to the Combination that will not have a continuing impact on ARRIS’ operations.

The preliminary unaudited pro forma adjustment to accumulated other comprehensive loss eliminates Pace’s historical accumulated other comprehensive loss of $92.4 million.

(m) Cost of sales — Adjustment reflects the preliminary depreciation expense to be recorded in cost of sales of $0.1 million and $0.2 million for the year ended December 31, 2014 and nine months ended September 30, 2015, respectively, associated with the fair value of property, plant and equipment acquired in the Combination.

The preliminary depreciation expense for property, plant and equipment acquired from Pace is as follows (in thousands):

Property, plant and equipment	Estimated weighted average useful life (years)	Preliminary fair value	Depreciation expense for the year ended December 31, 2014	Depreciation expense for the nine months ended September 30, 2015
Buildings and Leasehold Improvements	9	$ 8,361	$ 929	$ 697

Machinery and Equipment	3 - 4	87,801	27,784	20,838

Construction in progress	-	2,209	—	—

Total estimated preliminary fair value of property, plant and equipment		$ 98,371	28,713	21,535
Less: Pace historical depreciation expense			(29,000)	(20,800)

Pro forma adjustment to depreciation expense			$ (287)	$ 735

Depreciation expense has been estimated based upon the nature of activities associated with the property, plant and equipment acquired. With other assumptions held constant, a 10% increase in the fair value adjustment for property, plant and equipment would increase annual pro forma depreciation expense by approximately $2.1 million. In addition, with other assumptions held constant, a one year change in the estimated useful lives of property, plant and equipment would change annual depreciation expense by approximately $7.2 million.

(n) Selling, general and administrative expenses — Adjustment reflects the preliminary depreciation expense to be recorded in selling, general and administrative expenses of $0.1 million and $0.2 million for the year ended December 31, 2014 and nine months ended September 30, 2015, respectively, associated with the fair value of property, plant and equipment acquired in the Combination. Refer to adjustment (m) above.

(o) Research and development expenses — Adjustment reflects the preliminary depreciation expense to be recorded in research and development expenses of $0.1 million and $0.3 million for the year ended December 31, 2014 and nine months ended September 30, 2015, respectively, associated with the fair value of property, plant and equipment acquired in the Combination. Refer to adjustment (m) above.

(p) Amortization of intangibles assets — Adjustment reflects the preliminary amortization expense associated with the fair value of the identifiable intangible assets acquired in the Combination of $143.5 million and $110.2 million for the year ended December 31, 2014 and the nine months ended September 30, 2015, respectively.

The preliminary amortization expense for the intangible assets acquired from Pace is as follows (in thousands):

Intangible assets	Estimated useful life (years)	Preliminary fair value	Amortization expense for the year ended December 31, 2014	Amortization expense for the nine months ended September 30, 2015
Customer contracts and relationships	7	400,000	$ 61,538	$ 46,154

Technology and Patents	6	650,000	118,182	88,636

Other	3	50,000	16,667	12,500

Total		$1,100,000	196,387	147,290

Less: Pace historical amortization expense			(52,936)	(37,092)

Pro forma adjustment to amortization of intangible assets			$ 143,451	$ 110,198

The estimated fair value of amortizable intangible assets is expected to be amortized on a straight-line basis over the estimated useful lives. The amortizable lives reflect the periods over which the assets are expected to provide material economic benefit. With other assumptions held constant, a 10% increase in the fair value adjustment for amortizable intangible assets would increase annual pro forma amortization by approximately $19.6 million. In addition, with other assumptions held constant, a one year change in the estimated useful lives of customer contracts and relationships, technology and patents, and other intangible assets would change annual amortization expense by approximately $8.2 million, $18.2 million, and $4.2 million, respectively.

(q) Integration, acquisition, restructuring and other costs — Adjustment reflects the removal of Combination-related expenses of $2.8 million and $16.5 million incurred by Pace and ARRIS, respectively, as of June 30, 2015 and September 30, 2015. These expenses are considered to be directly related to the Combination and not expected to have a continuing impact on New ARRIS; therefore, these expenses have been excluded from the unaudited pro forma statement of operations.

(r) Interest expense — As described in Note 1, in connection with entering into the Co-operation Agreement, ARRIS entered into a Credit Agreement with various lenders pursuant to which the lenders agreed to amend and extend Term Loan A Facility and the Revolving Credit Facility, as well as enter into a new Term A-1 Loan Facility to fund part of the cash portion of the Combination consideration and fees and expenses in connection with the transactions contemplated by the Co-operation Agreement. For purposes of the unaudited pro forma condensed combined financial information, management assumed that the cash portion of the Combination consideration and transaction costs would be funded by the Financing.

The pro forma adjustment to interest expense reflects the (i) the removal of financing fees of $13.0 million incurred by ARRIS as of September 30, 2015, which are considered to be directly attributable to the Financing and not expected to have a continuing impact on New ARRIS and, therefore, have been excluded from the unaudited pro forma statement of operations; and (ii) additional interest expense that would have been incurred during the historical periods presented assuming the Combination and the Financing had occurred as of January 1, 2014.

The preliminary interest expense for the new debt incurred in connection with the Combination is as follows (in thousands):

Composition of new debt and related interest expense	Weighted Average Interest Rate (2)	Debt	Interest expense for the year ended December 31, 2014	Interest expense for the nine months ended September 30, 2015
Term A-1 Loan Facility (1)	2.18%	$800,000	$ 18,311	$ 13,733

Amortization of new and existing ARRIS debt issuance costs			9,605	6,877

Total interest expense on new debt			27,916	20,610

Less: Reversal of Pace historical interest expense			(7,702)	(5,834)
Less: Reversal of ARRIS historical amortization of debt issuance costs			(9,035)	(5,925)
Less: Reversal of ARRIS debt issuance costs expense as incurred			—	(13,000)

Pro forma adjustment to interest expense			$ 11,179	$ (4,149)

(1)	The loan modification extended the term of the Term Loan A Facility to five years without change in principal balance. In addition, the borrowing capacity of the Revolving Credit Facility increased from $250 million to $500 million, all of which remains unused. Therefore, the interest expense only includes interest incurred on the principal balance of $800 million of Term A-1 Loan Facility and the unused commitment fee on the Revolving Credit Facility of 35 basis points.
(2)	An increase (decrease) of 0.125% in the interest rate of Term A-1 Loan Facility and the incremental Revolving Credit Facility would increase (decrease) annual pro forma interest expense by $0.1 million.

Debt issuance costs estimated to be incurred in conjunction with the Combination have been amortized over the term of the respective debt instrument for the purposes of calculating the net pro forma adjustment to interest expense.

(s) Income tax expense (benefit) — Adjustment reflects the income tax impacts of the pro forma adjustments made to the pro forma statement of operations, whereby management estimated the tax rate at 29.0% which approximates a blended statutory tax rate for the tax jurisdictions where the certain assets acquired and liabilities assumed reside.

(t) Basic and diluted net income per common share — The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share is calculated as follows (in shares):

	Year ended December 31, 2014		Nine months ended September 30, 2015
	Basic	Diluted	Basic	Diluted
New ARRIS shares to be issued to shareholders of Pace	47,695,813	47,695,813	47,695,813	47,695,813
New ARRIS shares to be issued to ARRIS executives related to the acceleration of restricted stock upon completion of the Combination	1,009,643	420,203	1,009,643	327,447

New ARRIS shares to be issued	48,705,456	48,116,016	48,705,456	48,023,260

As all outstanding Pace shares will be eliminated in the Combination, the unaudited pro forma weighted average number of basic shares outstanding is calculated by adding ARRIS’ historical weighted average number of basic shares outstanding for the period and the number of New ARRIS shares expected to be issued to Pace’s shareholders in the Combination. The unaudited pro forma weighted average number of diluted shares outstanding is calculated by adding ARRIS’ historical weighted average number of diluted shares outstanding for the period and the number of New ARRIS shares expected to be issued in the Combination. Each outstanding stock option, deferred shares or performance shares issued under each of the Pace Share Plans, whether or not then vested or exercisable, will be canceled and terminated at the effective time in exchange for the right to receive New ARRIS shares.